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                                                                     EXHIBIT 5.1

                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 Third Avenue
                           New York, New York 10022
                              Tel: (212) 735-3000
                              Fax: (212) 735-2000

                                                                January 31, 1997


Samsonite Corporation
11200 East 45th Avenue
Denver, Colorado 80239

        Re: Samsonite Corporation Registration
            Statement on Form S-3
            ----------------------------------

Ladies and Gentlemen:

        We have acted as special counsel to Samsonite Corporation, a Delaware corporation (the "Company"), in connection with (a) the public offering by certain stockholders of the Company (the "Selling Stockholders") of (i) up to 3,451,803 shares (the "Outstanding Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock"), and (ii) up to 1,853,668 shares (the "Option Shares") of Common Stock issuable upon exercise of outstanding options and (b) the issuance and sale by the Company of up to 3,300,000 shares of Common Stock (the "Company Shares") (in each case including shares of Common Stock to be sold to cover over-allotments).

        This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Registration Statement on Form S-3 (Registration No. 333-18405) as filed with the Securities and Exchange Commission (the
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Samsonite Corporation
January 6, 1997
Page 2

"Commission") on December 20, 1996 under the Act and Amendment No. 1 thereto filed with the Commission on the date hereof (as so amended, the "Registration Statement"); (ii) the form of U.S. Underwriting Agreement and International Underwriting Agreement (together, the "Underwriting Agreements") proposed to be entered into among the Company, the Selling Stockholders, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Lehman Brothers Inc. Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Smith Barney Inc. and their affiliates, as representatives of the underwriters named therein (the "Underwriters"), in each case, filed as exhibits to the Registration Statement; (iii) a specimen certificate evidencing the Common Stock; (iv) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect; (v) the Restated ByLaws of the Company, as presently in effect; (vi) the Stock Option Agreement, dated as of June 8, 1993, between Steven J. Green and the Company and the Stock Option Agreement, dated as of April 13, 1995, between Steven J. Green and the Company (collectively, the "Option Agreements"); (vii) the Company's 1993 Incentive Plan pursuant to which certain of the Option Shares will be issued; and (viii) certain resolutions of the Board of Directors of the Company and drafts of certain resolutions (the "Draft Resolutions") of a Pricing Committee of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other
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Samsonite Corporation
January 6, 1997
Page 3

than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

        In rendering the opinions set forth in paragraphs 2 and 3 below, we have assumed that the certificates evidencing the Option Shares and the Company Shares will conform to the specimen certificate examined by us, will be manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and will be duly registered by such transfer agent and registrar.

        Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction, except the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing, we are of the opinion that:

        1. The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        2. The Option Shares have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Option Agreements, will be validly issued, fully paid and nonassessable.

        3. When (i) the Registration Statement becomes effective; (ii) the Draft Resolutions have been adopted by the Pricing Committee; (iii) the price at which the Company Shares are to be sold to the Underwriters pursuant to the Underwriting Agreements and other matters relating to the issuance and sale of the Company Shares have been approved by the Pricing Committee in accordance
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Samsonite Corporation
January 6, 1997
Page 4

with the Draft Resolutions; (iv) the Underwriting Agreements have been duly executed and delivered; and (v) the Company Shares are delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreements, the issuance and sale of the Company Shares will have been duly authorized, and the Company Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                      Very truly yours,


                                      Skadden, Arps, Slate, Meagher & Flom LLP